Exhibit 99.1

CHARTER COMMUNICATIONS, INC. 400 ATLANTIC STREET STAMFORD, CT 06901

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M95749-S36475	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CHARTER COMMUNICATIONS, INC.

The Board of Directors recommends you vote FOR the following proposals:
1.

To approve the adoption of the Agreement and Plan of Mergers, dated as of May 23, 2015 (as may be amended, the “merger agreement”), among Charter, Time Warner Cable Inc. (“TWC”), CCH I, LLC (“New Charter”), Nina Corporation I, Inc., Nina Company II, LLC (“Merger Subsidiary Two”) and Nina Company III, LLC (“Merger Subsidiary Three”), pursuant to which, among other things, (i) TWC will be merged with and into Merger Subsidiary Two, with Merger Subsidiary Two continuing as the surviving entity and a wholly owned subsidiary of New Charter and (ii) Charter will be merged with and into Merger Subsidiary Three, with Merger Subsidiary Three continuing as the surviving entity and a wholly owned subsidiary of New Charter;

		For ☐	Against ☐	Abstain ☐

5.

To approve the adoption of the amended and restated certificate of incorporation (which will include the creation of the new class of Class B common stock of New Charter or Charter, as applicable) that will either be the amended and restated certificate of incorporation of New Charter if the TWC transactions are consummated or the amended and restated certificate of incorporation of Charter if the TWC transactions are not consummated but the transactions with A/N are consummated;

							For ☐	Against ☐	Abstain ☐
2.	To approve the issuance of Class A common stock, par value $0.001 per share, of New Charter in connection with the mergers contemplated by the merger agreement (the “TWC transactions”);	☐	☐	☐
6.

To approve separately a feature of the amended and restated certificate of incorporation of New Charter or Charter, as applicable, that will provide that the special approval requirements for certain business combination transactions contained in Article Eighth of Charter’s existing certificate of incorporation will only be effective upon the termination of the contribution agreement with A/N and will not apply to any transaction agreed or consummated prior to such time;

							☐	☐	☐

3.

To approve the issuance of (i) a newly created Class B common stock, par value $0.001 per share, of New Charter or Charter, as applicable, and (ii) common units and preferred units of Charter Communications Holdings, LLC (including shares of Class A common stock of New Charter or Charter, as applicable, which may be issued upon conversion or exchange of such common units or preferred units), in each case in connection with the transactions contemplated by the contribution agreement with Advance/Newhouse Partnership (“A/N”) ;

		☐	☐	☐

7.

To approve separately a feature of the amended and restated certificate of incorporation of New Charter or Charter, as applicable, that will set forth the size and composition requirements for the board of directors that are required by the stockholders agreement with Liberty Broadband and A/N;

							☐	☐	☐

4.

To approve the stockholders agreement with A/N and Liberty Broadband Corporation (“Liberty Broadband”) (including the issuance of shares of New Charter or Charter Class A common stock to Liberty Broadband thereunder), the investment agreement with Liberty Broadband (including the issuance of New Charter Class A common stock to Liberty Broadband thereunder), the contribution agreement with Liberty Broadband and Liberty Interactive Corporation (“Liberty Interactive”) and other transactions contemplated by the merger agreement and the foregoing agreements with Liberty Broadband and Liberty Interactive, as required by Charter’s existing certificate of incorporation;

		☐	☐	☐

8.

To approve separately a feature of the amended and restated certificate of incorporation of New Charter or Charter, as applicable, that will specify standards for decisions by the board of directors that are required by the stockholders agreement with Liberty Broadband and A/N;

							☐	☐	☐

9.

To approve separately a feature of the amended and restated certificate of incorporation of New Charter or Charter, as applicable, that will provide for certain voting restrictions on Liberty Broadband and A/N as required by the stockholders agreement with Liberty Broadband and A/N; and

							☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐	10.	To approve, on an advisory (non-binding) basis, certain specified compensation that will or may be paid by Charter to its named executive officers in connection with the transactions.	☐	☐	☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No		NOTE: Such other business as may properly come before the meeting or any adjournment thereof in accordance with Charter’s bylaws.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign.

If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The joint proxy statement/prospectus is available at www.proxyvote.com.

M95750-S36475

CHARTER COMMUNICATIONS, INC.

Special Meeting of Stockholders on September 21, 2015

This proxy is solicited by the Board of Directors

The stockholders hereby appoint Thomas M. Rutledge, Richard R. Dykhouse and Thomas E. Proost or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of Charter Communications, Inc. that the stockholders are entitled to vote at the Special Meeting of Stockholders to be held on September 21, 2015, at the offices of Charter Communications, Inc., at 400 Atlantic Street, Stamford, CT 06901, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side